Exhibit 99.1

         Astoria Financial Corporation Announces 22% Increase in Second
                              Quarter EPS to $0.78

           Quarterly Cash Dividend of $0.25 Per Common Share Declared

    LAKE SUCCESS, N.Y., July 22 /PRNewswire-FirstCall/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $57.5 million, or $0.78 diluted earnings per common share, for the quarter ended June 30, 2004, representing an increase of 13% and 22%, respectively, from net income of $50.9 million, or $0.64 diluted earnings per common share, for the 2003 second quarter. For the six months ended June 30, 2004, net income totaled $110.9 million, or $1.48 diluted earnings per common share, up 3% and 11%, respectively, from $107.3 million, or $1.33 diluted earnings per common share for the comparable 2003 period.


    Second Quarter 2004 Highlights:
    Financial:

     * Diluted EPS:  $0.78, up 22% from last year, up 10% from linked quarter

     * Return on average assets: 1.03%, up 17% from last year, up 8% from linked quarter

     * Return on average equity: 16.55%, up 25% from last year, up 10% from linked quarter

     * Return on average tangible equity: 19.09%, up 27% from last year, up 10% from linked quarter

     * Total deposits increased $387.0 million, or 13% annualized

     * Multifamily/Commercial Real Estate ("CRE") loan portfolio increased $97.2 million, or 12% annualized, and represents 26% of total loans

     * Efficiency ratio:  39.21%

     * Non-performing assets to total assets:  0.12%

     * Shares repurchased:  1.5 million


    Commenting on the second quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, noted, "We are pleased to report double-digit increases in quarterly net income, earnings per share, and related returns, due, primarily, to a 35 basis point increase in the net interest margin year over year. Second quarter results were somewhat tempered by the decline in interest rates at the end of the first quarter which sparked an increase in mortgage refinance activity and a resulting increase in mortgage repayment cash flow in the second quarter. As a result, net premium amortization was higher than expected in the second quarter, negatively impacting margin expansion, and the total loan portfolio reflected a modest decline. Net premium amortization of $12.7 million in the second quarter, $4.4 million higher than the 2004 first quarter, was offset by a recovery of $5.2 million in the MSR valuation allowance which is included in mortgage banking income, net. Importantly, we are currently experiencing much lower refinance activity due to the increase in interest rates during the second quarter which should translate into a resumption of loan growth and lower premium amortization going forward."


    Board Declares Quarterly Cash Dividend

    The Board of Directors of the Company, at their July 21, 2004 meeting, declared a quarterly cash dividend of $0.25 per common share. The dividend is payable on September 1, 2004 to shareholders of record as of August 16, 2004. This is the thirty-seventh consecutive quarterly cash dividend declared by the Company.


    Ninth Stock Repurchase Program Completed; Tenth Repurchase Program
Commenced

    During the second quarter, Astoria repurchased 1.5 million shares of its common stock at an average cost of $36.30 per share. On July 9, 2004, Astoria completed the 10 million share authorization under the ninth repurchase program and commenced its tenth repurchase program, as previously announced, which authorizes the repurchase of eight million shares, or approximately 10% of total shares outstanding.


    Balance Sheet Summary

    Key balance sheet highlights, including the cumulative effect of the Company's balance sheet repositioning since December 31, 1999, follow:



    (Dollars in millions)   12/31/99     12/31/00     12/31/01     12/31/02

    Assets                   $22,700      $22,341      $22,672      $21,702
    Loans                    $10,286      $11,422      $12,167      $12,059
    MBS                       $9,287       $7,875       $7,074       $7,380
    Deposits                  $9,555      $10,072      $10,904      $11,067
    Core Deposits (1)         $4,625       $4,922       $5,743       $5,914
    Checking Deposits           $878       $1,005       $1,200       $1,383
    Borrowings               $11,528      $10,324       $9,826       $8,825

                                                          Change
    (Dollars in millions)   12/31/03      6/30/04   12/31/99-6/30/04

    Assets                   $22,462      $22,334          -2%
    Loans                    $12,687      $12,625         +23%
    MBS                       $8,244       $8,204         -12%
    Deposits                 $11,187      $11,896         +25%
    Core Deposits (1)         $5,685       $5,634         +22%
    Checking Deposits         $1,493       $1,541         +76%
    Borrowings                $9,632       $8,804         -24%

     (1) Excludes time deposits


    Mortgage loan originations and purchases for the quarter ended June 30, 2004 totaled $1.2 billion compared to $2.0 billion for the 2003 second quarter and include one-to-four family loan originations and purchases of $933.7 million and $1.6 billion, respectively, predominately 3/1 and 5/1 adjustable rate loans. For the six months ended June 30, 2004, mortgage loan originations and purchases totaled $2.1 billion compared to $3.5 billion for the comparable 2003 period and include one-to-four family loan originations and purchases of $1.6 billion and $2.8 billion, respectively. The decrease in mortgage loan volume was due to reduced mortgage loan refinance activity due to higher interest rates in 2004 as compared to 2003. Mortgage loan prepayments for the quarter and six months ended June 30, 2004 totaled $1.1 billion and $1.7 billion, respectively, compared to $1.4 billion and $2.7 billion for the respective 2003 periods.

    For the quarter ended June 30, 2004, multifamily and CRE loan originations totaled $274.0 million compared to the 2003 second quarter volume of $413.3 million. For the six month period ended June 30, 2004, multifamily and CRE loan originations totaled $514.1 million compared to $648.6 million for the 2003 six month period volume. At June 30, 2004, the multifamily and CRE loan portfolios totaled $3.3 billion, up $97.2 million from the 2004 first quarter and $674.4 million, or 26%, from June 30, 2003, and represent 26% of total loans. The average loan-to-value ratio of the combined multifamily and CRE loan portfolios continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.

    The Company's strong multifamily and CRE lending capabilities are reflected in the growth of these portfolios since 1999:


    (Dollars in millions)      12/31/99  12/31/00  12/31/01  12/31/02

    Multifamily/CRE
     Loans                       $1,014    $1,282    $1,693    $2,345

     % of Total Loans                10%       11%       14%       20%

                                                           Change
    (Dollars in millions)      12/31/03   6/30/04      12/31/99-6/30/04

    Multifamily/CRE
    Loans                        $3,111    $3,307          +226%

    % of Total Loans                 25%       26%         +160%



    At June 30, 2004, non-performing loans totaled $26.5 million, or 0.12% of total assets compared to $36.0 million, or 0.16% of total assets at June 30,
2003.   Net charge-offs for the quarter and six months ended June 30, 2004 totaled $148,000 and $303,000, respectively, or an annualized rate of less
than one basis point of average total loans outstanding.    The ratio of the
allowance for loan losses to non-performing loans at June 30, 2004 was 313%. Mortgage-backed securities ("MBS") increased slightly from March 31, 2004, decreased $392.6 million from the year ago second quarter, and totaled $8.2 billion at June 30, 2004. Of the total, $2.5 billion, equal to 11% of assets, are categorized as available-for-sale.
A detailed profile of the premium/discount associated with our fixed rate CMO/REMIC MBS portfolio at June 30, 2004 follows:


    (Dollars in millions)      Unamortized
                                Premium/               Collateral   Weighted
                   Book Value  (Discount)  MBS Coupon   Coupon      Avg Life

    Premium CMO/
     REMIC MBS      $ 1,841       $ 17.2     4.98%      6.03%       3.6 yrs
    Discount/Par
     CMO/REMIC
     MBS            $ 6,296       $(22.6)    4.18%      5.80%       4.6 yrs
    Total           $ 8,137        $(5.4)    4.36%      5.85%       4.4 yrs


    Deposits for the quarter ended June 30, 2004 increased $387.0 million, or 13% on an annualized basis, to $11.9 billion from $11.5 billion at March 31, 2004. For the six months ended June 30, 2004, deposits increased $709.1
million.   The increase for the quarter and six month periods was primarily due to increases of $381.8 million and $760.7 million, respectively, in CD accounts to $6.3 billion and reflects the continued success of our marketing campaign that has focused on attracting long-term deposits to enable us to reduce high cost borrowings. During the second quarter of 2004, $1.1 billion of CDs, with a weighted average rate of 2.30% and an average maturity at inception of 14 months, matured and $1.4 billion of CDs were issued or repriced at a weighted average rate of 2.69% and an average maturity at inception of 18 months. For the six months ended June 30, 2004, $2.2 billion of CDs, with a weighted average rate of 2.31% and an average maturity at inception of 14 months, matured and $2.9 billion of CDs were issued or repriced with a weighted average rate of 2.60% and an average maturity at inception of 20 months. "The CD marketing campaign, in addition to replacing borrowings with deposits, has also produced new customers from our communities, creating relationship development opportunities that, for example, during the second quarter, resulted in 26% of new customers and existing customers without checking accounts being cross-sold new, low-cost checking accounts, the linchpin for building long-term, profitable customer relationships. Importantly, our checking cross-sell penetration has increased to approximately 40% for the month of June," Mr. Engelke noted. Checking account deposits totaled $1.5 billion at June 30, 2004 and reflected annualized growth of 10% on a linked quarter basis. Additionally, our small business banking initiatives continue to result in solid growth of business deposits, including business savings and checking accounts. At June 30, 2004, business deposits totaled $268.3 million, increasing at an annualized rate of 24% on a linked quarter basis.

    Borrowings totaled $8.8 billion at June 30, 2004, a decrease of $591.0 million from the prior quarter end.

    Over the past nine months, in an effort to minimize interest rate risk, $3.3 billion of borrowings and $3.7 billion of CDs have been extended as shown in the following chart:



                Borrowings        Weighted            Weighted
                Refinanced      Average Rate    Average Orig. Maturity
    4Q03        $ 900 million      2.63%            2.7 years
    1Q04       $2,400 million      2.71%            3.3 years
    Subtotal   $3,300 million      2.69%            3.1 years

                                   Weighted            Weighted
               CD's Issued      Average Rate     Average Orig. Maturity
    4Q03         $833 million      2.10%           18 months
    1Q04       $1,508 million      2.51%           22 months
    2Q04       $1,380 million      2.69%           18 months
    Subtotal   $3,721 million      2.48%           20 months
    Total      $7,021 million      2.58%           2.3 years


    Stockholders' equity was $1.4 billion, or 6.14% of total assets at June
30, 2004.   Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 7.11%, 7.11% and 14.69%, respectively, at June 30, 2004.


    Second Quarter and Six Month Earnings Summary

    Net interest income for the quarter ended June 30, 2004 increased 18% to $113.3 million from $96.3 million for the 2003 second quarter and for the six months ended June 30, 2004 increased 11% to $227.8 million from $205.3 million for the comparable 2003 six-month period.

    Astoria's net interest margin for the quarter ended June 30, 2004 was 2.13% compared to 2.14% on a linked quarter basis and 1.78% for the prior year quarter. The one basis point decline in the net interest margin on a linked quarter basis was primarily attributable to the effect of the $4.4 million increase in mortgage loan and MBS net premium amortization over the previous quarter, as previously discussed. Net premium amortization expense increased 53% to $12.7 million for the 2004 second quarter from $8.3 million in the prior quarter and declined $21.2 million, or 63%, from the year ago second quarter as detailed in the following chart:


            MBS and Mortgage Loan Net Premium Amortization Trends

    (Dollars in millions)               Year Over Year       Linked Quarter
              2Q03   1Q04   2Q04     $Change    %Change    $Change    %Change
    MBS      $21.9   $2.9   $4.0     $(17.9)     (82%)      $1.1         38%
    Mortgage
     Loans   $12.0   $5.4   $8.7      $(3.3)     (28%)      $3.3         61%
    Total    $33.9   $8.3  $12.7     $(21.2)     (63%)      $4.4         53%


    Non-interest income for the quarter ended June 30, 2004 totaled $27.9 million compared to $31.5 million for the comparable 2003 quarter. For the six months ended June 30, 2004 non-interest income decreased to $50.0 million
from $57.4 million for the six months ended June 30, 2003.   The decreases are
primarily due to the absence of net gain on sales of securities in the 2004 second quarter compared to $8.0 million in net gains on sales of securities in the 2003 second quarter. For the six months ended June 30, 2004, net gain on sales of securities totaled $2.4 million compared to $10.2 million for the comparable 2003 period. Customer service fees for the quarter and six months ended June 30, 2004 totaled $14.6 million and $28.3 million, respectively, compared to $15.8 million and $30.6 million, respectively, for the comparable
2003 periods.   The decreases are primarily due to lower fees from annuity sales and a decrease in debit card interchange fees caused by a reduction in the fee structure on signature-based debit card transactions.

    Mortgage banking income, net, which is included in non-interest income, increased $6.7 million and $5.0 million in the respective three and six month periods ending June 30, 2004 as compared to the respective 2003 periods as detailed in the table below:

  (Dollars in millions)              2Q04    2Q03    1H04     1H03

    Loan servicing fees             $ 1.5   $ 2.1   $ 3.0     $4.4
    Amortization of MSR*             (1.8)   (3.8)   (3.8)    (7.6)
    MSR valuation adjustments         5.2    (1.8)    3.8     (2.7)
    Net gain on sale of loans         1.4     3.1     2.1      6.0
    Mortgage banking income, net    $ 6.3   $(0.4)   $5.1    $ 0.1

     * Mortgage servicing rights


    General and administrative expense ("G&A") for the quarter and six months ended June 30, 2004 totaled $55.4 million and $112.4 million, respectively, compared to $51.8 million and $103.8 million, respectively, for the comparable 2003 periods. The increase for the quarter is primarily due to increased compensation and benefits expense and for the six months is due to occupancy, equipment and systems expense, due to, among other things, systems enhancements over the past year as well as increased compensation and benefits expense.


    Future Outlook

    Commenting on the outlook for the remainder of 2004, Mr. Engelke stated, "In the current environment of somewhat higher long-term interest rates, mortgage refinance activity has subsided and purchase mortgage activity, which represented approximately 70% of our residential loan applications in June, has remained strong. With the expectation of reduced cash flow from mortgage loan and MBS prepayments, we expect a resumption of mortgage loan portfolio growth going forward. Reduced mortgage refinance activity also results in lower mortgage loan and MBS net premium amortization which should result in a modest expansion in the net interest margin during the remainder of 2004. We will remain focused on building our core businesses, with particular emphasis on growing our deposits and increasing the 1-4 family, multifamily and CRE loan portfolios."


    Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.3 billion, is the third largest thrift institution headquartered in New York and sixth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, http://www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in nineteen states, primarily the East Coast, and through correspondent relationships in forty-four states.


    Forward Looking Statements

    This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

    Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.


    Earnings Conference Call July 22, 2004 at 3:30 p.m. (ET)

    The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, July 22, 2004 at 3:30 p.m.
(ET). The toll-free dial-in number is (800) 967-7140. A replay will be available on July 22, 2004 from 6:00 p.m. (ET) through July 29, 2004, 11:59
p.m. (ET).   The replay number is (888) 203-1112, passcode: 799049.  The conference call will also be simultaneously webcast on the Company's website http://www.astoriafederal.com and archived for one year.



    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
    (In Thousands, Except Share Data)
                                                    At                At
                                                 June 30,         December 31,
                                                   2004              2003
    ASSETS
    Cash and due from banks                       $142,830          $173,828
    Federal funds sold and repurchase
     agreements                                    136,299            65,926
    Mortgage-backed securities available-
     for-sale                                    2,460,233         2,498,315
    Other securities available-for-sale            127,408           156,677
    Mortgage-backed securities held-to-
     maturity (fair value of $5,666,523 and
       $5,761,666, respectively)                 5,743,983         5,745,706
    Other securities held-to-maturity
     (fair value of $43,495 and $47,451,
      respectively)                                 43,029            47,021
    Federal Home Loan Bank of New York
     stock, at cost                                153,700           213,450
    Loans held-for-sale, net                        31,562            23,023
    Loans receivable:
      Mortgage loans, net                       12,151,394        12,248,772
      Consumer and other loans, net                473,389           438,215
                                                12,624,783        12,686,987
      Allowance for loan losses                    (82,818)          (83,121)
      Total loans receivable, net               12,541,965        12,603,866
    Mortgage servicing rights, net                  20,037            17,952
    Accrued interest receivable                     78,750            77,956
    Premises and equipment, net                    158,085           160,089
    Goodwill                                       185,151           185,151
    Bank owned life insurance                      374,738           370,310
    Other assets                                   136,525           122,324

    TOTAL ASSETS                               $22,334,295       $22,461,594

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities:
      Deposits                                 $11,895,714       $11,186,594
      Reverse repurchase agreements              6,785,000         7,235,000
      Federal Home Loan Bank of New York
       advances                                  1,549,000         1,924,000
      Other borrowings, net                        469,773           473,037
      Mortgage escrow funds                        120,655           108,635
      Accrued expenses and other
       liabilities                                 142,035           137,797

    TOTAL LIABILITIES                           20,962,177        21,065,063

    Stockholders' equity:
      Preferred stock, $1.00 par value;
       5,000,000 shares authorized:
        Series A (1,225,000 shares
         authorized and - 0 - shares issued
         and outstanding)                                -                 -
        Series B (2,000,000 shares
         authorized and - 0 - shares issued
         and outstanding)                                -                 -
      Common stock, $.01 par value;
       (200,000,000 shares authorized;
        110,996,592 shares issued; and
         76,823,659 and 78,670,254 shares
         outstanding, respectively)                  1,110             1,110
      Additional paid-in capital                   807,435           798,583
      Retained earnings                          1,551,222         1,481,546
      Treasury stock (34,172,933 and
       32,326,338 shares, at cost,
       respectively)                              (889,533)         (811,993)
      Accumulated other comprehensive loss         (72,670)          (46,489)
      Unallocated common stock held by ESOP
        (4,630,059 and 4,760,054 shares,
         respectively)                             (25,446)          (26,226)

    TOTAL STOCKHOLDERS' EQUITY                   1,372,118         1,396,531

    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                    $22,334,295       $22,461,594

    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME
    (In Thousands, Except Share Data)

                                     For the Three Months   For the Six Months
                                            Ended                  Ended
                                           June 30,               June 30,
                                      2004        2003        2004       2003
    Interest income:
      Mortgage loans:
        One-to-four family        $104,205    $117,866     215,555   $244,795
        Multi-family,
         commercial real
         estate and construction    54,634      49,449     108,265     95,665
      Consumer and other loans       4,798       4,960       9,688      9,732
      Mortgage-backed securities    84,880      88,213     171,753    182,261
      Other securities               3,824       8,280       8,020     18,129
      Federal funds sold and
       repurchase agreements           222         465         376      1,217
    Total interest income          252,563     269,233     513,657    551,799
    Interest expense:
      Deposits                      56,902      57,189     111,132    115,430
      Borrowed funds                82,345     115,793     174,696    231,110
    Total interest expense         139,247     172,982     285,828    346,540

    Net interest income            113,316      96,251     227,829    205,259
    Provision for loan losses            -           -           -          -
    Net interest income after
     provision for loan losses     113,316      96,251     227,829    205,259
    Non-interest income:
      Customer service fees         14,554      15,759      28,303     30,592
      Other loan fees                1,188       2,041       2,450      3,867
      Net gain on sales of
       securities                        -       8,029       2,372     10,165
      Mortgage banking income
       (loss), net                   6,251        (376)      5,133         60
      Income from bank owned
       life insurance                4,228       5,049       8,678     10,248
      Other                          1,645       1,041       3,069      2,506
    Total non-interest income       27,866      31,543      50,005     57,438
    Non-interest expense:
      General and administrative:
        Compensation and benefits   29,582      27,604      61,046     56,368
        Occupancy, equipment
         and systems                15,774      15,159      32,491     29,774
        Federal deposit
         insurance premiums            441         468         890        960
        Advertising                  1,701       1,744       3,410      3,242
        Other                        7,862       6,865      14,566     13,462
    Total non-interest expense      55,360      51,840     112,403    103,806

    Income before income tax
     expense                        85,822      75,954     165,431    158,891
    Income tax expense              28,321      25,065      54,517     51,605

    Net income                      57,501      50,889     110,914    107,286

    Preferred dividends
     declared                            -      (1,500)          -     (3,000)

    Net income available to
     common shareholders           $57,501     $49,389     110,914    $104,286


    Basic earnings per common
     share                           $0.79       $0.64       $1.51       $1.34

    Diluted earnings per
     common share                    $0.78       $0.64       $1.48       $1.33

    Basic weighted
     average common
     shares                     72,952,885  76,861,759  73,434,667  77,945,438
    Diluted weighted average
     common and common
      equivalent shares         74,126,609  77,470,793  73,734,830  78,620,070


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    SELECTED FINANCIAL RATIOS AND OTHER DATA

                                  At or For the            At or For the
                                Three Months Ended        Six Months Ended
                                     June 30,                 June 30,
                                  2004     2003          2004          2003

    Selected Returns and Financial
     Ratios (annualized)
        Return on average
         stockholders' equity    16.55%   13.27%        15.85%        13.94%
        Return on average
         tangible stockholders'
         equity (1)              19.09    15.09         18.27         15.84
        Return on average assets  1.03     0.88          0.99          0.94
        General and
         administrative expense
         to average assets        0.99     0.90          1.00          0.91
        Efficiency ratio (2)     39.21    40.57         40.46         39.52
        Net interest rate spread
         (3)                      2.06     1.72          2.06          1.87
        Net interest margin (4)   2.13     1.78          2.14          1.93

    Asset Quality Data (dollars
     in thousands)
        Non-performing
         loans/total loans                               0.21%         0.30%
        Non-performing
         loans/total assets                              0.12          0.16
        Non-performing
         assets/total assets                             0.12          0.16
        Allowance for loan
         losses/non-performing
         loans                                         313.02        231.58
        Allowance for loan
         losses/non-accrual
         loans                                         319.43        234.81
        Allowance for loan
         losses/total loans                              0.66          0.69
        Net charge-offs to
         average loans outstanding
         (annualized)             0.00%    0.00%         0.00          0.00

        Non-performing assets                         $27,133       $36,588
        Non-performing loans                           26,458        36,009
        Loans 90 days past
         maturity but still
         accruing interest                                531           495
        Non-accrual loans                              25,927        35,514
        Net charge-offs           $148      $64           303           156

    Capital Ratios (Astoria Federal)
        Tangible                                         7.11%         7.59%
        Core                                             7.11          7.59
        Risk-based                                      14.69         16.13

    Other Data
        Cash dividends paid per
         common share            $0.25    $0.22         $0.50         $0.42
        Dividend payout ratio    32.05%   34.38%        33.78%        31.58%
        Stockholders' equity (in
         thousands)                                $1,372,118    $1,527,615
        Common stockholders'
         equity (in thousands)                      1,372,118     1,477,615
        Book value per common
         share (5)                                      19.01         19.49
        Tangible book value per
         common share (6)                               16.44         17.05
        Average equity/average
         assets                   6.21%    6.63%         6.25%         6.78%
        Mortgage loans serviced
         for others (in
         thousands)                                $1,759,085    $2,219,352
        Full time equivalent
         employees                                      1,926         2,001

     (1) Average tangible stockholders' equity represents average stockholders' equity less average goodwill.

     (2) The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.

     (3) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.

     (4) Net interest margin represents net interest income divided by average interest-earning assets.

     (5) Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.

     (6) Tangible book value per common share represents common stockholders' equity less goodwill divided by outstanding common shares, excluding unallocated ESOP shares.


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    AVERAGE BALANCE SHEETS
    (Dollars in Thousands)

                                     For the Three Months Ended June 30, 2004
                                                                    Average
                                               Average               Yield/
                                               Balance    Interest    Cost
                                                                  (Annualized)
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family            $8,862,057   $104,205    4.70%
               Multi-family, commercial
                real estate and construction  3,350,010     54,634    6.52
            Consumer and other loans (1)        466,745      4,798    4.11
            Total loans                      12,678,812    163,637    5.16
            Mortgage-backed securities
             (2)                              8,150,915     84,880    4.17
            Other securities (2) (3)            342,206      3,824    4.47
            Federal funds sold and
               repurchase agreements             94,515        222    0.94
         Total interest-earning assets       21,266,448    252,563    4.75
         Goodwill                               185,151
         Other non-interest-earning
          assets                                938,614
       Total assets                         $22,390,213

       Liabilities and stockholders'
        equity:
         Interest-bearing liabilities:
            Savings                          $3,003,085      2,988    0.40
            Money market                      1,119,810      1,510    0.54
            NOW and demand deposit            1,556,821        230    0.06
            Certificates of deposit           6,018,057     52,174    3.47
            Total deposits                   11,697,773     56,902    1.95
            Borrowed funds                    8,989,389     82,345    3.66
         Total interest-bearing
          liabilities                        20,687,162    139,247    2.69
         Non-interest-bearing liabilities       312,905
       Total liabilities                     21,000,067
       Stockholders' equity                   1,390,146
       Total liabilities and
        stockholders' equity                $22,390,213

       Net interest income/net interest
         rate spread                                      $113,316    2.06%
       Net interest-earning assets/net
         interest margin                       $579,286               2.13%
       Ratio of interest-earning assets
         to interest-bearing liabilities           1.03x

                                   For the Three Months Ended June 30, 2003
                                                                  Average
                                            Average               Yield/
                                            Balance    Interest    Cost
                                                                (Annualized)
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family        $8,970,109    $117,866    5.26%
               Multi-family, commercial
                real estate and
                construction              2,601,732      49,449    7.60
            Consumer and other loans (1)    406,785       4,960    4.88
            Total loans                  11,978,626     172,275    5.75
            Mortgage-backed securities
             (2)                          8,952,753      88,213    3.94
            Other securities (2) (3)        562,161       8,280    5.89
            Federal funds sold and
               repurchase agreements        160,646         465    1.16
         Total interest-earning assets   21,654,186     269,233    4.97
         Goodwill                           185,151
         Other non-interest-earning
          assets                          1,284,181
       Total assets                     $23,123,518

       Liabilities and stockholders'
        equity:
         Interest-bearing liabilities:
            Savings                      $2,914,416       3,627    0.50
            Money market                  1,433,396       2,736    0.76
            NOW and demand deposit        1,491,341         522    0.14
            Certificates of deposit       5,409,226      50,304    3.72
            Total deposits               11,248,379      57,189    2.03
            Borrowed funds               10,031,579     115,793    4.62
         Total interest-bearing
          liabilities                    21,279,958     172,982    3.25
         Non-interest-bearing liabilities   309,824
       Total liabilities                 21,589,782
       Stockholders' equity               1,533,736
       Total liabilities and
        stockholders' equity            $23,123,518

       Net interest income/net interest
         rate spread                                    $96,251    1.72%
       Net interest-earning assets/net
         interest margin                   $374,228                1.78%
       Ratio of interest-earning assets
         to interest-bearing liabilities      1.02x

     (1) Mortgage and consumer and other loans include non-performing loans and exclude the allowance for loan losses.

     (2) Securities available-for-sale are reported at average amortized cost.

     (3) Other securities include Federal Home Loan Bank of New York stock.


    ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

    AVERAGE BALANCE SHEETS
    (Dollars in Thousands)

                                    For the Six Months Ended June 30, 2004
                                                                    Average
                                             Average                 Yield/
                                             Balance      Interest    Cost
                                                                  (Annualized)
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family            $8,951,550    $215,555    4.82%
               Multi-family, commercial
                real estate and construction  3,301,619     108,265    6.56
            Consumer and other loans (1)        458,421       9,688    4.23
            Total loans                      12,711,590     333,508    5.25
            Mortgage-backed securities (2)    8,154,913     171,753    4.21
            Other securities (2) (3)            388,063       8,020    4.13
            Federal funds sold and
               repurchase agreements             79,704         376    0.94
         Total interest-earning assets       21,334,270     513,657    4.82
         Goodwill                               185,151
         Other non-interest-earning
          assets                                891,331
       Total assets                         $22,410,752

       Liabilities and stockholders' equity:
         Interest-bearing liabilities:
            Savings                          $2,981,642       5,933    0.40
            Money market                      1,153,993       3,118    0.54
            NOW and demand deposit            1,511,777         451    0.06
            Certificates of deposit           5,831,038     101,630    3.49
            Total deposits                   11,478,450     111,132    1.94
            Borrowed funds                    9,230,800     174,696    3.79
         Total interest-bearing
          liabilities                        20,709,250     285,828    2.76
         Non-interest-bearing liabilities       301,887
       Total liabilities                     21,011,137
       Stockholders' equity                   1,399,615
       Total liabilities and
        stockholders' equity                $22,410,752

       Net interest income/net interest
         rate spread                                       $227,829    2.06%
       Net interest-earning assets/net
         interest margin                       $625,020                2.14%
       Ratio of interest-earning assets
         to interest-bearing liabilities           1.03x


                                    For the Six Months Ended June 30, 2003
                                                                    Average
                                            Average                  Yield/
                                             Balance      Interest    Cost
                                                                  (Annualized)
       Assets:
         Interest-earning assets:
            Mortgage loans (1):
               One-to-four family            $9,019,861    $244,795    5.43
               Multi-family, commercial
                real estate and construction  2,520,663      95,665    7.59
            Consumer and other loans (1)        398,688       9,732    4.88
            Total loans                      11,939,212     350,192    5.87
            Mortgage-backed securities (2)    8,547,489     182,261    4.26
            Other securities (2) (3)            587,487      18,129    6.17
            Federal funds sold and
               repurchase agreements            207,267       1,217    1.17
         Total interest-earning assets       21,281,455     551,799    5.19
         Goodwill                               185,151
         Other non-interest-earning
          assets                              1,257,074
       Total assets                         $22,723,680

       Liabilities and stockholders'
        equity:
         Interest-bearing liabilities:
            Savings                          $2,875,486       7,116    0.49
            Money market                      1,501,755       6,212    0.83
            NOW and demand deposit            1,438,772       1,012    0.14
            Certificates of deposit           5,370,429     101,090    3.76
            Total deposits                   11,186,442     115,430    2.06
            Borrowed funds                    9,699,368     231,110    4.77
         Total interest-bearing
          liabilities                        20,885,810     346,540    3.32
         Non-interest-bearing liabilities       298,067
       Total liabilities                     21,183,877
       Stockholders' equity                   1,539,803
       Total liabilities and
        stockholders' equity                $22,723,680

       Net interest income/net interest
         rate spread                                       $205,259    1.87
       Net interest-earning assets/net
         interest margin                       $395,645                1.93
       Ratio of interest-earning assets
         to interest-bearing liabilities           1.02x

     (1) Mortgage and consumer and other loans include non-performing loans and exclude the allowance for loan losses.

     (2) Securities available-for-sale are reported at average amortized cost.

     (3) Other securities include Federal Home Loan Bank of New York stock.




SOURCE  Astoria Financial Corporation
    -0-                             07/22/2004
    /CONTACT: Peter J. Cunningham, First Vice President, Investor Relations of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com/
    /Company News On-Call: http://www.prnewswire.com/comp/104529.html / /Web site: http://ir.astoriafederal.com /
    (AF)

CO:  Astoria Financial Corporation
ST:  New York
IN:  FIN
SU:  ERN CCA DIV